Exhibit 19.1
CACI International Inc
Securities Trading Policy

OVERVIEW

I.Purpose

CACI International Inc and its subsidiaries (the “Company”) have adopted this Securities Trading Policy (the “Policy”) to promote compliance with federal, state and foreign securities laws that prohibit individuals who are aware of material nonpublic information about a company from (i) trading in that company’s securities or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

This Policy provides guidelines governing transactions in Company Securities (as defined below) and the appropriate handling of confidential information about the Company and the Company’s customers and business partners.

II.Scope

This Policy applies to all directors, officers and employees of the Company, as well as their Family Members (as defined below) and Controlled Entities (as defined below), and all other persons who receive material nonpublic information from the Company. Please be aware that the restrictions outlined in this Policy are applicable for as long as the person subject to the Policy is in possession of material nonpublic information, even if their employment or other relationship with the Company has terminated.

Except as set forth below, this Policy applies to any and all transactions in Company Securities whether they are held in a brokerage account, a 401(k) or similar account, an employee stock purchase plan or otherwise.

III.Definitions

“Blackout Period” Period designated by the General Counsel in which a Covered Person may not conduct any transactions involving the Company’s Securities, even during a Trading Window.

“CACI Stock Fund” CACI Stock Fund under the Company’s 401(k) $mart Plan.

“Company” CACI International Inc and its subsidiaries and controlled affiliates.

“Company Securities” Common stock or any other securities that the Company may issue, including (but not limited to) options to purchase common stock, preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company that relate to the Company’s Securities, such as call options or swaps.

“Controlled Entities” Entities that a Covered Person influences or controls, including any corporations, partnerships or trusts.

Securities Trading Policy

“Covered Person” Directors, officers and employees of the Company and all other persons who receive material nonpublic information from the Company.

“Designated Insider” Directors, executive officers and other employees subject to the reporting obligations contained in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or as otherwise identified by the General Counsel. Generally, Designated Insiders are those individuals who regularly have access to nonpublic financial information concerning the Company.

“Family Members” Persons who reside with a Covered Person including a spouse, a child, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws or anyone else who lives in a Covered Person’s household. In addition, any Family Members who do not live in a Covered Person’s household but whose transactions in Company Securities are directed by a Covered Person or are subject to their influence or control, such as parents or children who consult with them before they trade in Company Securities.

“Material Information” Information a reasonable investor would consider important or significant in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings, losses or other financial guidance;
•Pending or proposed acquisitions, divestitures, merger or takeovers;
•Proposed new security issues;
•Significant contract awards or terminations or any other changes to the Company’s relationships with customers or suppliers;
•Development of significant new products, processes and services;
•Pending or threatened litigation, regulatory proceedings or governmental investigations;
•Significant changes in the business or senior-level management; and
•Bank borrowings or other transactions out of the ordinary course of business.

Securities Trading Policy

Covered Persons should always treat information as “material” if they have any reason to believe that it may be important or significant in a decision to purchase, sell or hold securities. The General Counsel can be contacted for advice if there are any questions regarding the materiality of information.

“Nonpublic Information” Information that has not been widely disseminated to the general public through major newswire services, national news services, financial news services or a website posting. In addition, information that is only available to the Company’s employees or a select group of third-parties is not considered to be widely disseminated. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. It is usually sufficient to wait at least 48 hours after publication. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

“Policy” This CACI International Inc Securities Trading Policy.

“Restriction Period” Period beginning two weeks prior to the last day of any fiscal quarter or fiscal year end and ending two full Trading Days following the public release of the Company’s earnings release and conference call for the previous fiscal quarter.

“Rule 10b5-1 Plan” Trading plan adopted in accordance with Rule 10b5-1 of the Exchange Act.

“Tipping” Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as “tipping”.

“Trading Day” Day on which the New York Stock Exchange is open for trading.

“Trading Window” Period beginning two full Trading Days following the public release of the Company’s earnings release and conference call for the previous fiscal quarter and ending two weeks prior to the last day of the any fiscal quarter or fiscal year end.

STATEMENT OF POLICY

It is the Company’s policy that a Covered Person (or any other person designated by this Policy or the Company as subject to this Policy) who is aware of material nonpublic information relating to the Company or the Company’s customers and business partners, or is otherwise subject to a Restriction Period or Blackout Period, may not directly or indirectly through Family Members, Controlled Entities or other persons or entities:

1.Purchase or sell such company’s securities or engage in any other action to take personal advantage of that information (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1);

2.Provide trading advice of any kind related to such company’s securities;

Securities Trading Policy

3.Disclose material nonpublic information or “Tip” within the Company, except on a need to know basis, or outside of the Company, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies; or

4.Assist anyone engaged in the above activities.

A Covered Person who is aware of material nonpublic information must forego a transaction in Company Securities or the securities of another company even if (a) the transaction was planned prior to the Covered Person having knowledge of material nonpublic information, (b) money or potential profit may be lost by not completing the transaction, (c) the transaction may be necessary or seem justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or (d) the transaction is de minimis in nature. The securities laws do not recognize any mitigating circumstances, and even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Please remember that a Covered Person may be in possession of material nonpublic information with respect to other companies and that the prohibitions included in this Policy apply to both the Company and any other company. In addition, whether or not information is used in violation of securities laws, each person employed or affiliated with the Company has a duty to maintain the confidentiality of information relating to the Company or obtained through a relationship of confidence.

In order to avoid the appearance of impropriety, additional restrictions on transactions involving Company Securities are provided under “Trading Guidelines and Requirements” and “Prohibited and Limited Transactions” below.

TRADING GUIDELINES AND REQUIREMENTS

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Financial Reporting Restriction Periods

A Covered Person, as well as their Family Members or Controlled Entities, may not conduct any transactions involving Company Securities (other than as specified by this Policy), during a “Restricted Period” beginning two weeks prior to the last day of any fiscal quarter or fiscal year end (March, June, September and December) and ending two full Trading Days following the public release of the Company’s earnings release and conference call for the previous fiscal quarter. In other words, a Covered Person may only conduct transactions in Company Securities during the “Trading Window” beginning two full Trading Days following the public release of the Company’s earnings release and conference call for the previous fiscal quarter and ending two weeks prior to the last day of the any fiscal quarter or fiscal year end.

Securities Trading Policy

Please note that even during the Trading Window, persons subject to this Policy may not conduct transactions in Company Securities if they are in possession of material nonpublic information.

Blackout Periods

The General Counsel has the authority to institute a “Blackout Period” and prohibit a Covered Person from engaging in transactions involving Company Securities, even during a Trading Window, or securities of another company. The General Counsel may notify a Covered Person of a Blackout Period without disclosing the reason for the restriction. Even if a person subject to this Policy has not been designated as a person who is subject to the Blackout Period, they should not trade while aware of material nonpublic information.

Pre-Clearance Procedures

Designated Insiders, together with their Family Members, may not engage in any transaction in Company Securities (including a stock plan transaction such as an option exercise, or a gift, loan, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the Transaction from the General Counsel.

A request for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction and any pre-clearance is only valid for two business days. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

All persons subject to these pre-clearance requirements who use a broker to execute his or her trades are responsible for instructing such broker about this pre-clearance procedure and ensuring that such broker complies with the procedure.

POLICY EXCEPTIONS

10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, persons subject to this Policy must enter into a Rule 10b5-1 Plan for transactions in Company Securities that meets certain conditions specified in the Rule. If a person has entered into a Rule 10b5-1 Plan, Company Securities may be purchased or sold pursuant to the Rule 10b5-1 Plan without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the General Counsel and entered into without possession of material nonpublic information. In addition, persons subject to this Policy may only enter into, terminate or otherwise modify a Rule 10b5-1 Plan during a Trading Window and a 10b5-1 Plan must have a minimum term of six months. Once the Rule 10b5-1 Plan is adopted, the person establishing the plan may not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Securities Trading Policy

Frequent amendment or entry into and termination of multiple Rule 10b5-1 Plans is discouraged, as it can be perceived as a method to circumvent the restrictions of this Policy and the applicable securities laws.

Any Rule 10b5-1 Plan must be submitted for approval to the General Counsel at least two business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to an approved Rule 10b5-1 Plan will be required, but the Company requires a waiting period of 30 days between the date the Rule 10b5-1 plan is adopted and the date of the first possible transaction under the plan.

Company Benefit Plans

The purchase of Company Securities in the CACI Stock Fund or the CACI International Inc Employee Stock Purchase Plan (the “ESPP”) resulting from periodic contributions of money pursuant to a payroll deduction election that was made previously during a Trading Window and in compliance with this Policy is not subject to the restrictions set forth in this Policy. This Policy does, however, apply to the following transactions:

•Sales of Company Securities acquired pursuant to the ESPP or CACI Stock Fund;
•Elections to participate in or terminate participation in the ESPP or CACI Stock Fund;
•Elections to to increase or decrease the periodic contributions in the ESPP or CACI Stock Fund;
•Elections to make an intra-plan transfer into or out of the CACI Stock Fund;
•Elections to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the CACI Stock Fund balance in the 401(k) plan account; and
•Elections to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the CACI Stock Fund pursuant to a previously made election.

Stock Option Exercises

This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans that does not also involve a concurrent sale of the shares of Company common stock acquired upon exercise of the option, or to the exercise of a tax withholding right pursuant to which a person subject to this Policy elects to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or any related tax withholding, as this entails selling a portion of the underlying stock to cover those costs.

Securities Trading Policy

Restricted Stock and Restricted Stock Unit Awards

This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of restricted stock or shares acquired upon the vesting of restricted stock units.

PROHIBITED AND LIMITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if a Covered Person, Family Members or Controlled Entities engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short Sales

Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited by this Policy.

Publicly-Traded Options

Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a Covered Employee is trading based on material nonpublic information and focus a Covered Employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities involving Company Securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, hedging or monetization transactions involving Company Securities are prohibited by this Policy.

Securities Trading Policy

Margin Accounts and Pledged Securities

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.

Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, the inclusion of Company Securities in margin accounts in which Company Securities are pledged as collateral, and pledging Company Securities as collateral for a loan is discouraged by this Policy.

Standing and Limit Orders

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities.

POTENTIAL LIABILITY

Persons subject to this Policy have the individual responsibility to comply with federal, state or foreign securities laws and regulations, regardless of whether a transaction is executed outside of a Restricted Period or Blackout Period or is pre-cleared by the Company. A Covered Person is also responsible for the transactions of Family Members and Controlled Entities and therefore should make them aware of the requirements of this Policy and the need to confer with the Covered Person before they trade in Company Securities. A Covered Person should treat all transactions of Family Members and Controlled Entities for the purposes of this Policy and applicable securities laws as if the transactions were for such Covered Person’s own account.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the General Counsel or any other person pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Civil and Criminal Liability

Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”), U.S. Attorneys and state enforcement authorities as well as officials acting under the laws of foreign jurisdictions.

Securities Trading Policy

Punishment for insider trading violations is severe, and could include significant fines and imprisonment. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state securities laws. The potential criminal and civil penalties for intentional violations include:

(a)a jail term of up to 20 years;
(b)a criminal fines up to $5,000,000; and
(c)a civil penalty up to three times the profit gained or loss avoided.

While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. The potential criminal and civil penalties for the Company include criminal penalties up to $25,000,000 and civil penalties up to $1,000,000 or three times the profit gained or loss avoided.

Disciplinary Actions

In addition, a Covered Person’s failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the Covered Person’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

ADDITIONAL RESOURCES

Potential Violations

Any person who becomes aware of a violation or potential violation of this Policy should immediately report such violation to the General Counsel or the Company’s Compliance Hotline.

Inquiries

Any person who has a question about this Policy or its application to any proposed transaction, whether involving Company Securities or securities of another company, may obtain additional guidance from the General Counsel. Although the Company may answer questions related to this Policy, it is an individual’s responsibility to refrain from (i) trading in that company’s securities while in possession of material nonpublic information and (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

Related Policies

Please reference the following corporate policies for additional information related to the Company’s confidentiality standards and the disclosure of Company information:

•CACI International Inc Standards of Ethics and Business Conduct